Exhibit 99.1

VOLCANO CORPORATION TO OFFER $350 MILLION

CONVERTIBLE SENIOR NOTES DUE 2017

(SAN DIEGO, CA), December 3, 2012—Volcano Corporation (NASDAQ: VOLC) today announced its intention to offer, subject to market and other conditions, $350 million principal amount of convertible senior notes due December 1, 2017 in an offering registered under the Securities Act of 1933, as amended. Prior to August 7, 2017, the notes will be convertible only upon certain circumstances and during certain periods. Upon conversion, holders will receive up to the principal amount of the notes in cash and any excess conversion value in shares of Volcano’s common stock. Volcano also expects to grant the underwriters of the offering an option to purchase up to $52.5 million aggregate principal amount of additional notes to cover over-allotments.

The notes will be general senior unsecured obligations of Volcano and will pay interest semi-annually. The interest rate, conversion rate, offering price and other terms will be determined at the time of pricing of the offering. Volcano expects to use a portion of the net proceeds of the offering of the notes to pay the costs of the convertible note hedge transactions described below, taking into account the proceeds of the warrant transactions described below, and may use up to approximately $50.0 million of the net proceeds from the offering to fund repurchases of its outstanding 2.875% Convertible Senior Notes due 2015 (the “2015 Notes”). Volcano may also use a portion of the net proceeds to invest in or acquire complementary products, businesses or technologies. The remaining net proceeds are intended for working capital and general corporate purposes.

In connection with any repurchases of Volcano’s outstanding 2015 Notes, Volcano expects to terminate the convertible note hedge transactions and warrant transactions it entered into at the time of the offering of the 2015 Notes in an amount corresponding to the portion of the 2015 Notes so repurchased, and Volcano expects to receive from its counterparty to these transactions a net payment resulting from such partial termination, the amount of which will depend on many factors, including, without limitation, the market price of Volcano’s common stock and overall market conditions at the time these transactions are partially terminated. Volcano has been advised by its counterparty to these transactions that it or its affiliate does not expect to unwind its existing hedge positions with respect to these transactions and will instead use these existing hedge positions in connection with establishing its initial hedge positions with respect to the convertible note hedge transactions and warrant transactions entered into in connection with this offering of notes.

In connection with the pricing of the notes, Volcano expects to enter into convertible note hedge transactions with one or more of the underwriters and/or their respective affiliates (the “option counterparties”), which are expected to reduce the potential dilution with respect to Volcano’s common stock upon conversions of the notes. Volcano also expects to enter into warrant transactions with the option counterparties, which could have a dilutive effect on Volcano’s common stock to the extent that the market value per share of Volcano’s common stock, as measured under the warrant transactions, exceeds the strike price of the warrant transactions. If the underwriters exercise their over-allotment option to purchase additional notes, Volcano expects to enter into additional convertible note hedge transactions and additional warrant transactions.

Volcano has been advised that, in connection with establishing their initial hedge positions with respect to the convertible note hedge transactions and the warrant transactions, the option counterparties, and/or their affiliates, expect to enter into various over-the-counter derivative transactions with respect to Volcano’s common stock concurrently with and/or shortly after the pricing of the notes. These activities could have the effect of increasing, or limiting a decline in, the market price of Volcano’s common stock concurrently with and/or shortly after the pricing of the notes.

In addition, the option counterparties and/or their affiliates may modify their hedge positions from time to time prior to conversion, repurchase or maturity of the notes by entering into and unwinding various over-the-counter derivative transactions and/or purchasing and selling shares of Volcano’s common stock and/or Volcano’s other securities, including the notes and/or other instruments they may wish to use in connection with such hedging activities (and are likely to do so during any observation period related to a conversion of the notes).

J.P. Morgan Securities LLC and Goldman, Sachs & Co. are the joint managers of the note offering. The notes will be offered and sold under Volcano’s shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on September 13, 2010, which was effective upon filing. Before you invest, you should read the prospectus and preliminary prospectus supplement to that registration statement and other documents Volcano has filed with the SEC for more complete information about Volcano and this offering. You may get these documents at the SEC web site at www.sec.gov. Printed copies of the preliminary prospectus supplement relating to this offering may also be obtained by requesting copies from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at 866-803-9204; or from Goldman, Sachs & Co., Attention: Prospectus Department at 200 West Street, New York, New York 10282, or by telephone at 866-471-2526, or by e-mailing prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

About Volcano Corporation

Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information—using light and sound as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together.

Forward-Looking Information

This press release includes forward-looking statements, within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including regarding the offering described above, the current market demand for these types of securities and the securities of Volcano and the negotiations between Volcano and the underwriters due to changes in our stock price, corporate or other market conditions. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering or Volcano’s business are described in detail in the preliminary prospectus relating to the proposed offering, as filed with the SEC, as well as in Volcano’s subsequent filings made with the SEC.

Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal B. Rosen

(650) 458-3014